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Net1 Completes Acquisition of KSNET, Inc.

Transaction Expands Net1’s International Footprint, Diversifies Revenue and is Immediately Accretive to Fundamental Earnings

Johannesburg, November 1, 2010 – Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS, JSE: NT1) (“Net1” or the “Company”) today announced that effective October 29, 2010, it has completed its acquisition of 98.73% of KSNET, Inc. in the Republic of Korea (“Korea”) for 270 billion Korean Won (“KRW”), or approximately $240 million based on the exchange rates on October 29, 2010. The transaction was funded partly through a five-year facility with a consortium of Korean banks led by Hana Bank in the amount of KRW 130.5 billion, and the balance from the Company’s available cash reserves. The transaction is expected to be immediately accretive to fundamental earnings (which is a non-GAAP measure).

The acquisition of KSNET expands Net1’s international footprint as well as diversifies the Company’s revenue, earnings and product portfolio. The combination is expected to capitalize on multiple revenue synergies and provide an established base in Asia for further business development activities in the region.

Net1 management will discuss the transaction in more detail when it hosts its first quarter fiscal 2011 earnings call at 8am ET on November 10, 2010.

About KSNet

KSNet services a broad range of industries in Korea, including credit card, retail and wholesale merchant, financial institutions, governmental organizations, utility companies and e-commerce businesses. It offers payment processing solutions including payment card and banking value added networks, payment gateways, cash receipt, purchase cards and point cards. It has a diverse merchant base and processed over 1.4 billion transactions in 2009.

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Our market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Our universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

Net1 also focuses on the development and provision of secure transaction technology, solutions and services and offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smartcard) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors.

Ex 99.1

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the risk that the Company’s business and the KSNet business will not be integrated successfully; the possibility that the expected synergies from the acquisition will not be realized, or will not be realized within the expected time period; disruption from the acquisition making it more difficult to maintain business and operational relationships; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com